Exhibit 2.4

Contribution Agreement

This Contribution Agreement is made as of February 3, 2012, immediately prior to the Canada Sale, by and among Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”), and Post Holdings, Inc., a Missouri corporation and wholly-owned subsidiary of Ralcorp (“Post”).

Recitals

A. The Board of Directors of Ralcorp has determined that it would be advisable and in the best interests of Ralcorp and its shareholders for Ralcorp to distribute on a pro rata basis to the holders of Ralcorp’s common stock at least 80% of the outstanding shares of Post common stock owned by Ralcorp (the “Distribution”).

B. Ralcorp and Post have entered into a Separation and Distribution Agreement dated as of February 2, 2012 (the “Distribution Agreement”) in order to effect the Distribution.

C. Pursuant to the Distribution Agreement, Ralcorp wishes to contribute all of the equity interest in Post Foods, LLC, a Delaware limited liability company and wholly-owned subsidiary of Ralcorp (“Post US”) to Post (the “Post Contribution”).

D. In consideration of the Post Contribution, Post wishes to issue to Ralcorp, and Ralcorp wishes to receive, (i) 34,399,000 shares of newly issued Common Stock, par value $.01 per share, of Post (the “Post Stock”), (ii) $65,362,944 cash from the proceeds of the Post Credit Facility and (iii) $775,000,000 aggregate principal amount of Post’s senior unsecured notes (the “Post Debt Securities”), issued pursuant to an indenture between Post, Post US and Wells Fargo Bank, National Association.

E. In order to complete the Post Contribution and the issuance of the Post Stock and the Post Debt Securities, the Parties desire to enter into this Agreement.

Agreements

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Usage

Section 1.01 Definitions

Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Distribution Agreement. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.01:

“Affiliate” has the meaning set forth in the Distribution Agreement.

“Agreement” means this Contribution Agreement together with those portions of the Distribution Agreement referenced herein and all amendments, modifications and changes hereto and thereto.

“Canada Sale” has the meaning set forth in the Distribution Agreement.

“Effective Time” has the meaning set forth in the Distribution Agreement.

“Party” means Ralcorp or Post, as applicable.

“Person” has the meaning set forth in the Distribution Agreement.

“Subsidiary” has the meaning set forth in the Distribution Agreement.

“Third Party” has the meaning set forth in the Distribution Agreement.

“Transaction Agreement” has the meaning set forth in the Distribution Agreement.

Section 1.02 Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Subsidiaries” shall be deemed to mean such Person’s Subsidiaries following the Distribution;

(iii) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(iv) the words “shall” and “will” are used interchangeably and have the same meaning;

(v) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(vi) any reference to any Article or Section means such Article or Section of this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vii) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(viii) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(ix) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(x) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(xi) if there is any conflict between the provisions of the Distribution Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof;

(xii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;

(xiv) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xv) the language of this Agreement shall be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any Party.

ARTICLE II

Post Contribution

Section 2.01 Assignments.

Subject to the terms of this Agreement and the Distribution Agreement, each of Ralcorp and Post shall take all actions necessary to cause the completion of the Post Contribution to which it or any of its subsidiaries is a party, and effective as of the date of this Agreement, Ralcorp shall assign to Post, and Post shall accept from Ralcorp, all of Ralcorp’s right, title and interest in the all of the equity interest in Post US.

Section 2.02 Stock Issuance.

Post hereby issues to Ralcorp, on the date of this Agreement, the Post Stock, by delivery of stock certificates therefor, pursuant to a Stock Power (or by book-entry registration), dated the date of this Agreement, between Ralcorp and Post.

Section 2.03 Debt Issuance.

Post hereby issues to Ralcorp, on the date of this Agreement, the Post Debt Securities, by delivery of certificates representing the Post Debt Securities (or by book-entry record of beneficial ownership thereof).

Section 2.04 Cash Payment.

Post hereby agrees to pay to Ralcorp, on the date of this Agreement, $65,362,944 from proceeds of the Post Credit Facility (the “Cash Payment”). If Post has not received the proceeds of the Post Credit Facility by the date of this Agreement, Post may satisfy such Cash Payment by delivery of a note to Ralcorp evidencing indebtedness therefor on terms acceptable to Ralcorp; such note shall be repaid prior to the Distribution.

Section 2.05 Disclosure.

Except as expressly provided in the Distribution Agreement or in any Transaction Agreement, (i) none of the Parties is making any representation to any other party in connection with the Post Contribution, the Cash Payment, the issuance of the Post Stock or the Post Debt Securities, and (ii) Post is not directly assuming any liabilities of Post US or its subsidiaries under the Post Contribution.

Section 2.06 Further Assurances.

Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.

ARTICLE III

Miscellaneous

Section 3.01 Entire Agreement.

This Agreement, the Distribution Agreement, and the Transaction Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between any of the Parties hereto with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between any of the Parties hereto with respect to such subject matter.

Section 3.02 Choice of Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION OR RULE THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 3.03 Amendment.

This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Ralcorp and Post.

Section 3.04 Waiver.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 3.05 Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 3.06 Execution in Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties hereto.

Section 3.07 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns; provided, however, that the rights and obligations of any Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Parties hereto. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

Section 3.08 Third-Party Beneficiaries.

The provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and permitted assigns and shall not confer upon any Third Party any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Transaction Agreement.

Section 3.09 Notices.

All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed duly given or delivered (i) when delivered personally, (ii) if transmitted by facsimile, when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier, when received; and shall be addressed as follows:

If to Ralcorp, to:

Ralcorp Holdings, Inc.

800 Market Street

St. Louis, Missouri 63101

Attention: Gregory A. Billhartz

Facsimile: (314) 877-7748

If to Post, to:

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, MO 63144

Attention: Diedre J. Gray

Facsimile: (314) 646-3367

or to such other address as such Party may indicate by a notice delivered to the other Parties.

Section 3.10 No Reliance on Other Party.

The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Transaction Agreements and their rights in connection with this Agreement and the Transaction Agreements. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

Section 3.11 Performance.

Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

Section 3.12 Force Majeure.

No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 3.13 Termination.

Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of Ralcorp without the prior the approval of Post or any other Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement or such termination.

Section 3.14 Limited Liability.

Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of Post or Ralcorp, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Post or Ralcorp, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Post and Ralcorp, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Ralcorp Holdings, Inc.

By:	/s/ Gregory A. Billhartz
Name: Gregory A. Billhartz
Title: Corporate Vice President, General Counsel and Secretary

Post Holdings, Inc.

By:	/s/ Robert V. Vitale
Name: Robert V. Vitale Title: Chief Financial Officer

[Signature Page to Contribution Agreement]